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SPRINT NEXTEL COMPLETES ACQUISITION OF WIRELESS AFFILIATE

ALAMOSA HOLDINGS

Extends Company’s Direct Service Territory to an Additional 20 Million People in 19 states

RESTON, Va.—Feb. 1, 2006—Sprint Nextel Corp. (NYSE: S) announced today that it has successfully completed its acquisition of Alamosa Holdings, formerly the largest PCS affiliate. Under the terms of the deal, announced in November, Sprint Nextel acquired Alamosa in an all-cash transaction for approximately $4.3 billion, including the assumption of approximately $900 million of net debt.

The closing of the Alamosa acquisition brings final resolution to the litigation pending between Sprint Nextel and AirGate PCS Inc., a subsidiary of Alamosa.

Alamosa Holdings, based in Lubbock, Texas, provides Sprint PCS services in 19 states, serving approximately 1.5 million direct wireless subscribers. Alamosa employs about 1,300 people and had pro forma (for the acquisition of AirGate completed in the 1st Quarter of 2005) revenues for the 12 months ended Sept. 30, 2005 of $1.32 billion.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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